Exhibit 10.5

ACCENTURE SCA

Société en commandite par actions

Siège social: 398, route d'Esch, L-1471 Luxembourg

Registre de Commerce Luxembourg n° B 79874

  STATUTS COORDONNES

à la date du 1er juin 2001

UPDATED ARTICLES OF ASSOCIATION

as at June1st , 2001

ENGLISH VERSION

Article 1 - Form

There exists among Accenture Ltd, a company limited by shares organised under the laws of Bermuda, being the general partner (gérant commandité) (the "General Partner" or "Accenture Ltd") of Accenture SCA, a partnership limited by shares (société en commandite par actions) (hereinafter referred to as the "Company") and Accenture Minority IV, Ltd, a Gibraltar company being the current limited shareholder (associé commanditaire) of the Company and all those persons who shall become limited shareholders (associés commanditaires) (the "Limited Shareholders") of the Company.

Hereinafter the Limited Shareholders and the General Partner will be referred to individually as a Shareholder and collectively as the Shareholders.

Article 2 - Term

The Company is incorporated for an unlimited period of time. However, the Company shall come to an end in the event of a resolution to dissolve the Company adopted at a general meeting of Shareholders deciding in compliance with the conditions of quorum and majority required for amendments to the Articles of Association. The Company shall not end in the event of the resignation, dissolution, bankruptcy or insolvency of the General Partner.

Article 3 - Purposes

The Company shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its participations and of its asset portfolio.

The Company may carry on any commercial, industrial and/or financial activity or maintain a commercial establishment open to the public. The Company may participate directly on indirectly in the establishment and development of any financial, industrial or commercial enterprises in Luxembourg and abroad and it may render them every assistance, whether of a financial nature or not, such as, without limitation, the granting of loans or advances, guarantees for their benefit or other forms of assistance. The Company may borrow in any form and proceed to the issuance of bonds and notes whether or not convertible or exchangeable in shares of the Company or into shares of other companies.

The Company may enter into and perform under global alliances and marketing arrangements and any other contracts aimed at promoting and furthering the development and the operation of the Accenture group, including but not limited to actions involving or relating to staff of any and all affiliated group companies.

In general, it may take any controlling and supervisory measures and carry out any operation which it may deem useful for the accomplishment and development of its purposes.

Article 4 - Registered office

The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. The General Partner may establish branches or other offices either in Luxembourg or abroad.

In the event that the General Partner determines that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg partnership limited by shares.

Article 5 - Capital

The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,520,463,412.50 (one billion five hundred twenty million, four hundred sixty three thousand four hundred twelve Euro and fifty Cents) divided into shares (actions de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) each and shares (actions de commanditaires) held by the Limited Shareholder(s) having a par value of one Euro and twenty-five cents (EUR 1.25) each. The Shares are divided into 745,412,422 (seven hundred forty-five million four hundred twelve thousand four hundred twenty-two) Class I Common Shares ("Class I Common Shares") and 470,958,308 (four hundred seventy million nine hundred fifty-eight thousand three hundred eight) Class II Common Shares ("Class II Common Shares") having the same characteristics and rights save as to those differences outlined in these Articles of Association. The Class I Common Shares and the Class II Common Shares are individually referred to as a "Share" and collectively as the "Shares". The Class I Common Shares and Class II Common Shares are issued as redeemable shares in accordance with the terms of article 49-8 of the law of 10th August, 1915, on commercial companies, as amended (the "Law"), and the redemption features laid down in Article 7 hereof shall apply thereto.

An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase the subscribed and issued capital.

Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of May 5, 2001, and expiring on the fifth anniversary of such date, by issuing shares representing such whole or partial increase of the capital up to the total amount of the authorised share capital and for the number and classes of Shares being the object of the authorisation. The General Partner shall accept subscriptions for such shares.

In connection with this authorisation to increase the capital and in compliance with article 32-3 (5) of the Law, the General Partner of the Company is authorised, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing Shareholders for the same period of five years and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of this capital increase.

Class I Common Shares are convertible into Class II Common Shares by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 1 Class I Common Share for 10 Class II Common Shares. Upon such resolution, the nominal capital shall be increased by EUR 11.25 per Class I Common Share so converted and Class II Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class I Common Shares so converted.

Class II Common Shares are convertible into Class I Common Shares by a resolution of an extraordinary meeting of shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 10 Class II Common Shares for 1 Class I Common Share. Upon such resolution, the nominal capital shall be reduced by EUR 11.25 per 10 Class II Common Shares so converted and the amount of the nominal share capital reduction shall be allocated to the share premium reserve of the Company. In addition, additional Class I Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class II Common Shares so converted.

The authorised capital of the Company is set at EUR 50,000,000,000 consisting of 20,000,000,000 Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each and of 20,000,000,000 Class II Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.

The General Partner is authorised and empowered to issue Class I Common Shares and/or Class II Common Shares from time to time in one or several series bearing different numbers or letters in order to identify them.

The authorisation granted to the General Partner includes the authorisation to issue Shares to itself.

The General Partner is hereby authorised and empowered to determine the conditions attaching to any subscription of Shares, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders in lieu of dividends.

The General Partner is further authorised to cause the Company to issue warrants, convertible bonds or assimilated instruments or bonds with warrants or subscription rights or to issue any financial instruments convertible into Shares under the terms and conditions to be set by the General Partner.

Each time the General Partner shall act to render effective the increase of capital, as authorised, Article 5 of the Articles of Association of the Company shall be amended so as to reflect the result of such action and the General Partner shall take or authorise any person to take any necessary steps for the purpose of the recording and publication of such increase and such amendment.

The Company recognises only one holder per Share; in case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person is appointed or designated by the joint holders as the sole owner in relation to the Company.

The Shares of the Company are and they continue to stay in registered form. The Shares are not certificated, but a certificate (certificat d'inscription nominative) witnessing the registration of the relevant Shareholder in the share register of the Company and the number of Shares held by it shall be issued by the Company on request of the Shareholder.

A share register shall be kept at the registered office of the Company and, to the extent the General Partner shall so decide, with a transfer agent and registrar. Such register shall set forth the name of each Shareholder, its residence or elected notice address, the number of Shares held by it, the class of Shares, the amounts paid in on each such Share, the transfers of Shares and the dates of such transfers.

Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the General Partner, provided however that calls shall be made on all the Shares in the same proportion and at the same time. Any sum, the payment of which is in arrear, automatically attracts interest in favour of the Company at the rate of ten per cent (10%) per year or such other rate as may be determined by the General Partner from time to time calculated from the date when the payment was due until the date of the actual payment.

Article 6 - Transfer of Shares

Except for a redemption made pursuant to Article 7, no Transfer (as defined below) of Shares of the Company by a Limited Shareholder shall be made unless the Supervisory Board of the Company or its delegate shall have given its prior approval to a contemplated Transfer.

If a Limited Shareholder wants to transfer or dispose of all or part of its shares in the Company or of all or part of the rights attached thereto, in any form whatsoever, including, without limitation, via a sale, gift, pledge or some other form of encumbrance or otherwise (a "Transfer"), it must submit a written application beforehand to the Supervisory Board or its delegate by registered mail with acknowledgement of receipt or any other means approved by the Supervisory Board or its delegate. A Transfer application shall contain the name of the contemplated transferee, the contemplated sale price or consideration as well as any other relevant information.

The decision of the Supervisory Board will be made known to the applicant as soon as reasonably practicable after it shall have been taken. The Supervisory Board or its delegate's decision in respect of the application must be made known to the Limited Shareholder by registered mail with acknowledgement of receipt or any other means approved by the General Partner.

Any Transfer not made in compliance with the terms hereof shall, with respect to the Company, be deemed to be null and void and the Company shall not proceed with the registration of any transferee in the share register unless (i) the Transfer to such transferee has been approved in writing by the Supervisory Board or its delegate and (ii) the transferee shall have signed any and all relevant documents as may be required by the Supervisory Board or its delegate.

Article 7 - Redemption of Shares

The Company is authorised to redeem Class II Common Shares or any series thereof at the request of the General Partner and upon the written approval of the Supervisory Board in accordance with the procedures laid down in Article 16 hereto. If the redemption of the Class II Common Shares or of a series thereof will be done in the context of or accompanied by a share capital reduction of the Company, the redemption of Class II Common Shares or a series thereof must in addition be approved by a resolution at a meeting of Shareholders passed by a two thirds majority of those present and voting including the consent of the General Partner.

Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party, Class I Common Shares shall be redeemable for cash at the option of the holder by the giving of irrevocable notice of an election for redemption to the Company.

Notwithstanding the preceding paragraph, at the option of the Company represented by the General Partner, the redemption price payable to any Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies' transition to a corporate structure) (a "Subsequent Limited Shareholder") in connection with any redemption under this Article 7 may be paid in cash or in Accenture Ltd Class A Common Shares and any holder and the Company may agree that the Company may redeem such holder's Class I Common Shares for different consideration.

At the request of the General Partner, the Company is authorised to redeem any Class I Common Share or any series held by any Subsequent Limited Shareholder for Accenture Ltd Class A Common Shares if the Company receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. If the redemption of the Class I Common Share will be done in the context of or accompanied by a share capital reduction of the Company, the redemption must in addition be approved by a resolution at a meeting of Shareholders passed by a two-thirds majority of those present and voting, including the consent of the General Partner.

The redemption price for a Class I Common Share to be paid in Accenture Ltd Class A Common Shares shall equal a number of Accenture Ltd Class A Common Shares equal to the Valuation Ratio (as defined below). The redemption price for a Class I Common Share to be paid in cash shall equal the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share (as defined below) as of the U.S. trading day following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I Common Share.

Notwithstanding anything to the contrary, (i) no redemption at the option of a holder may be made prior to the time that the Accenture Ltd Class A Common Shares shall have been listed for trading on the New York Stock Exchange and (ii) the Company may refuse to honor a request for redemption at any time or during any period, including, without limitation, during a so-called "blackout period" (and the Class I Common Shares shall not be redeemable at such time or during such period), if the Company determines, based on the advice of counsel (which may be inside counsel), that there is material non-public information that may affect the Average Price Per Share (as defined below) at such time or during such period.

For the purposes of the Articles of Association a Luxembourg business day shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.

The Company may adopt reasonable procedures for the implementation of the redemption provisions set forth in this Article 7, including, without limitation, procedures for the giving of notice of an election for redemption.

Article 8 - Liability of Shareholders

The Limited Shareholders are only liable up to the amount of their capital contribution made to the Company.

The General Partner's liability is and shall be unlimited.

Article 9 - Meetings of Shareholders

The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on January 15 at 12:00 noon. If such day is not a Luxembourg business day, the annual general meeting shall be held on the next following Luxembourg business day.

Other meetings of Shareholders may, subject to applicable law, be held at such place and at such time as may be specified by the General Partner in the respective notices of meeting.

All general meetings shall be chaired by the General Partner.

Article 10 - Notice, quorum, proxies, majority

The notice periods and quorum rules required by the Law shall apply with respect to the meetings of Shareholders of the Company, as well as with respect to the conduct of such meetings, unless otherwise provided herein.

Each Share is entitled to one vote. A Shareholder may act at any meeting of Shareholders by appointing another person in writing (whether in original or by telefax, cable, telegram or telex), whether a Shareholder or not, as its proxy.

Except as otherwise required by law or by these Articles of Association, resolutions at a meeting of Shareholders will be passed by a simple majority of those Shares represented and voting at the meeting and with the consent of the General Partner.

The following matters shall require a quorum (if and when required as a matter of the Law) of half of the Company's issued and outstanding Shares and a two-thirds majority vote of those Shares represented and voting at the meeting:

(i)	amendment of these Articles of Association;

(ii)	dissolution and the liquidation of the Company;

(iii)	setting of the authorised share capital and the authorisation given to the General Partner to increase the Company's share capital within the limits of the authorisation;

(iv)	decrease of the Company's share capital; and

(v)	sale of all or substantially all of the Company's assets.

The following matters shall require a unanimous resolution of all the Shareholders of the Company:

(i)	the redomestication of the Company (i.e. its migration) by the change of the nationality of the Company; and

(ii)	the assessment of the Shareholders.

The Shares shall, as a rule, vote as a single class. Matters adversely affecting the rights of the holders of a specific share class only shall require a quorum (if and when required as a matter of the Law) of half of the class' issued and outstanding Shares and a two-thirds majority vote of the Shares of that share class and, in respect of such matters but only in respect of such matters, the holders shall vote as a separate class.

Article 11 - Convening notice

Shareholders' meetings shall be convened by the General Partner or by the Supervisory Board, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder's notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.

If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 12 - Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. The meeting of Shareholders may resolve on any item only with the consent of the General Partner.

Article 13 - Management

The Company shall be managed by the General Partner who shall be the liable partner (associé - gérant - commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.

The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company's interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board.

The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.

Article 14 - Authorised signature

The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

Article 15 - Remuneration of General Partner; Expenses

The General Partner shall receive no remuneration from the Company for its duties. To the largest extent permitted by applicable law, but without prejudice to the second paragraph of Article 8, the Company shall bear, and reimburse for, the costs and expenses incurred by the General Partner resulting from the performance of its duties and/or actions taken on behalf of and/or for the benefit of the Company and may make advances to the General Partner in connection therewith (including, without limitation, losses, damages and defense costs resulting from actual or threatened third party claims).

Article 16 - Supervisory Board

The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the "Supervisory Board").

The Supervisory Board shall be consulted by the General Partner on such matters as the General Partner may determine, and it shall authorise any actions of the General Partner that may, pursuant to the Law or under these Articles of Association, exceed the powers of the General Partner.

The Supervisory Board shall approve those individuals put forth from time to time by the General Partner to exercise the General Partner's powers with respect to the management of the Company, and the General Partner shall act only through such individuals.

The Supervisory Board shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration of the Supervisory Board, if any.

The Supervisory Board shall be convened by its chairman (as appointed by the Supervisory Board from the Board members) or by the General Partner.

Written notice of any meeting of the Supervisory Board shall be given to all members of the Supervisory Board with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board. If all the members of the Supervisory Board are present or represented at a meeting of Supervisory Board, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Any member may act at any meeting of the Supervisory Board by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.

The Supervisory Board can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.

No member of the Supervisory Board shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.

Article 17 - Accounting year - Accounts

The accounting year of the Company shall begin on 1st September and it shall terminate on 31st August of each year.

The accounts of the Company shall be stated in euro and/or United States dollars or in any other fungible currency as decided by the General Partner.

Article 18 - Allocation of profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve as required by the Law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the nominal issued share capital of the Company as stated in Article 5 hereof as increased or reduced from time to time.

The General Partner shall determine how the annual net profits shall be disposed of, and it shall decide to pay dividends from time to time, as it, in its discretion, believes to suit best the corporate purpose and policy of the Company. A general meeting of Shareholders shall have to approve the General Partner's decision to pay dividends as well as the profit allocation proposed by the General Partner.

Each Shareholder shall have dividend rights corresponding to its share. Each Class II common Share shall entitle its holder to receive a dividend equal to 10% of any dividend to which a Class I Common Share entitles its holder, whether in cash or in kind.

The dividends may be paid in Euro or in United States Dollars or in any other currency determined by the General Partner and they may be paid at such places and times as shall be determined by the General Partner.

The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law.

Article 19 - Dissolution and liquidation

The Company may be voluntarily dissolved by a resolution passed at a general meeting of Shareholders with the consent of the General Partner.

The liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) named by a general meeting of Shareholders which shall also determine their powers and their remuneration.

Each holder of Shares of the Company shall be entitled (to the extent of the availability of funds or assets in sufficient amount), to the repayment of the nominal share capital amount corresponding to its Share holdings. The liquidation proceeds (if any), including the return of nominal share capital, shall be paid so that each Class II Common Share shall entitle its holder to receive a liquidation payment equal to 10% of any liquidation payment to which a Class I Common Share entitles its holder.

Article 20 - Amendments

These Articles of Association may be amended from time to time by a general meeting of Shareholders, subject to the quorum and majority requirements provided by the laws of Luxembourg, and subject to the consent of the General Partner.

Article 21 - Tax Matters

The General Partner may, in its sole discretion, make any tax elections with respect to the Company, provided that the General Partner reasonably determines that any such election would not have an adverse tax impact on any Shareholder.

Article 22 - Applicable law

All matters not governed by these Articles of Association shall be determined by application of the provisions of Luxembourg law, and, in particular, of the Law.

Article 23 - Definitions

The "Average Price Per Share" as of any day shall equal the average of the high and low sales prices of Accenture Ltd Class A Common Shares as reported on the New York Stock Exchange (or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture Ltd Class A Common Shares are quoted on the Nasdaq National Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture Ltd for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.

The "Market Price of an Accenture Ltd Class A Common Share" as of any day shall equal the Average Price Per Share as of such day, unless Accenture Ltd sells (i.e. trade date) shares of its Class A Common Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the "Market Price of an Accenture Ltd Class A Common Share" as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.

The "Valuation Ratio" at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article 23 If at any time:

(i)	Accenture Ltd acquires or otherwise holds more than a de miminis amount of assets other than:

	(a)	its shareholding in the Company,

	(b)	any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture Ltd on a consolidated balance sheet of Accenture Ltd prepared in accordance with generally accepted accounting principles in the United States of America) or

	(c)	any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture Ltd),

(ii)	Accenture Ltd incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or

(iii)	circumstances otherwise require, then

	(1)	the General Partner shall promptly inform the Supervisory Board and those members of the Supervisory Board that are also Limited Shareholders (in such capacity, the "Limited Shareholders Committee") of such fact,

	(2)	the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

	(3)	each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:

(x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and

(y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments).

If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process.

If Accenture Ltd:

(i)	pays a dividend or makes a distribution on its Accenture Ltd Class A Common Shares in Accenture Ltd Class A Common Shares,

(ii)	subdivides its outstanding Accenture Ltd Class A Common Shares into a greater number of shares,

(iii)	combines its outstanding Accenture Ltd Class A Common Shares into a smaller number of shares,

(iv)	makes a distribution on its Accenture Ltd Class A Common Shares in shares of its share capital other than Accenture Ltd Class A Common Shares or

(v)	issues by reclassification of its Accenture Ltd Class A Common Shares any shares of its share capital,

then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture Ltd, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).

In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture Ltd or any of its securities or assets as a result of which the holders of Accenture Ltd Class A Common Shares shall hold voting securities of an entity other than Accenture Ltd, the terms "Accenture Ltd Class A Common Shares" and "Accenture Ltd" shall refer to such voting securities formerly representing or distributed in respect of Accenture Ltd Class A Common Shares and such entity, respectively."

VERSION FRANCAISE

Article 1 - Forme

Entre Accenture Ltd, société anonyme (company limited by shares) constituée en vertu du droit des Bermudes, le gérant commandité (le « gérant commandité » ou « Accenture Ltd ») et Accenture Minority IV, Ltd, société constituée à Gibraltar, associé commanditaire actuel de la société et les personnes qui deviendront des associés commanditaires de la société (les « associés commanditaires »), il est formé Accenture SCA, une société en commandite par actions (ci-après dénommée la « société »).

Ci-après, les associés commanditaires et le gérant commandité seront chacun dénommé un actionnaire et ensemble des actionnaires.

Article 2 - Durée

La Société est constituée pour une durée illimitée. Cependant, la Société est dissoute dans le cas de l'adoption d'une résolution de dissolution de la Société par une assemblée générale des actionnaires délibérant conformément aux conditions de quorum et de majorité requises pour la modification des statuts. La Société n'est pas dissoute dans le cas de la démission, de la dissolution, de la faillite ou de l'insolvabilité du gérant commandité.

Article 3 - Objet

L'objet de la Société est la détention de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises et étrangères, l'acquisition par voie d'achat, de souscription ou de toute autre manière, ainsi que la cession par voie de vente, d'échange ou de toute autre manière d'actions, d'obligations, de billets et autres valeurs mobilières de toute nature, et la propriété, l'administration, le développement et la gestion de ses participations et de son portefeuille d'actifs.

La Société peut exercer toute activité commerciale, financière et/ou industrielle ou conserver un établissement commercial ouvert au public. La Société peut participer directement ou indirectement à l'établissement et au développement de toutes entreprises financières, industrielles ou commerciales au Luxembourg et à l'étranger et peut leur prêter toute assistance, de nature financière ou non, comme notamment l'octroi de prêts ou d'avances, de garanties à leur avantage ou toute autre forme d'assistance. La Société peut emprunter sous toute forme et peut procéder à l'émission d'obligations et de billets, qu'ils soient ou non convertibles ou échangeables contre des actions de la société ou des actions de toutes autres sociétés.

La Société peut conclure et exécuter des conventions générales de partenariat et de marketing et toute autre convention destinée à promouvoir et à assurer le développement et le fonctionnement du groupe Accenture, en ce compris et de manière non exhaustive, toute opération impliquant ou se rapportant au personnel de toute société du groupe.

De manière générale, elle peut prendre toutes mesures de surveillance et de contrôle et exercer toute opération qu'elle peut juger utile à la réalisation et au développement de ses objets.

Article 4 - Siège social

Le siège social de la société est fixé à Luxembourg, au Grand Duché de Luxembourg. Le gérant commandité peut établir des succursales ou d'autres bureaux au Luxembourg ou à l'étranger.

Si le gérant commandité décide que des événements extraordinaires de nature politique, économique ou sociale sont survenus ou sont imminents, qui entravent ou sont susceptibles d'entraver les activités normales de la société à son siège social, ou la facilité de communication entre le siège et les personnes situées à l'étranger, le siège social peut être provisoirement transféré à l'étranger jusqu'à cessation complète de ces circonstances extraordinaires ; ces mesures provisoires n'ont aucun effet sur la nationalité de la société, qui, nonobstant le transfert provisoire de son siège, restera une société en commandite par actions luxembourgeoise.

Article 5 - Capital

Le capital actions nominal souscrit, émis et libéré de la Société est de EUR 1,520,463,412.50 (un milliard cinq cent vingt millions quatre cent soixante-trois mille quatre cent douze Euro et cinquante Cents) représenté par des actions de commandité détenues par le gérant commandité d'une valeur nominale de un Euro et vingt-cinq cents chacune (1,25 EUR) et des actions de commanditaires détenues par le(s) associé(s) commanditaire(s) d'une valeur nominale de un Euro et vingt-cinq cents (1,25 EUR) chacune. Les actions sont divisées en 745,412,422 (sept cent quarante-cinq millions quatre cent douze mille quatre cent vingt-deux) actions ordinaires de catégorie I (« actions ordinaires de catégorie I ») et en 479,958,308 (quatre cent soixante-dix-neuf millions neuf cent cinquante-huit mille trois cent huit) actions ordinaires de catégorie II (« actions ordinaires de catégorie II ») assorties des mêmes caractéristiques et droits, à l'exception des différences exposées dans les présents statuts. Les actions ordinaires de catégorie I et les actions ordinaires de catégorie II sont chacune dénommée une « action » et ensemble les «  actions ». Les actions ordinaires de catégorie I et les actions ordinaires de catégorie II sont émises sous la forme d'actions rachetables, conformément à l'article 49-8 de la loi du 10 août 1915 relative aux sociétés commerciales, telle qu'amendée (la « loi »), et les caractéristiques de rachat stipulées à l'article 7 des présentes sont applicables à ces actions.

Une assemblée extraordinaire des actionnaires de la société, délibérant de la manière requise pour la modification des présents statuts, et avec l'accord du gérant commandité, peut augmenter le capital souscrit et émis.

Nonobstant le paragraphe qui précède, le gérant commandité de la société a l'autorisation et le pouvoir de mettre en _uvre une augmentation du capital souscrit et émis, en tout ou en partie, périodiquement, pendant une période commençant le 5 mai 2001 et expirant au cinquième anniversaire de cette date, par l'émission d'actions représentant cette augmentation totale ou partielle du capital dans les limites du montant total du capital actions autorisé et pour le nombre et les catégories d'actions qui font l'objet de l'autorisation. Le gérant commandité accepte des souscriptions pour ces actions.

Dans le cadre de cette autorisation d'augmenter le capital et conformément à l'article 32-3 (5) de la loi, le gérant commandité de la société est autorisé, à son entière discrétion, à renoncer en tout ou en partie ou à limiter, ou à assortir de conditions tous droits de souscription privilégiés des actionnaires existants pendant la même période de cinq ans et à fixer le montant des primes d'émission (le cas échéant) qui devront être payées par le(s) souscripteur(s) dans le cadre de cette augmentation de capital.

Les actions ordinaires de catégorie I sont convertibles en actions ordinaires de catégorie II par voie de résolution d'une assemblée extraordinaire des actionnaires de la société, délibérant comme en matière de modification des présents statuts. Le rapport de conversion est de 1 action ordinaire de catégorie I pour 10 actions ordinaires de catégorie II. À l'adoption de cette résolution, le capital nominal est augmenté de 11,25 EUR par action ordinaire de catégorie I ainsi converties et il est procédé à l'émission d'actions ordinaires de catégorie II conformément au rapport de conversion pour remplacer les actions ordinaires de catégories I ainsi converties.

Les actions ordinaires de catégorie II sont convertibles en actions ordinaires de catégorie I par voie de résolution d'une assemblée extraordinaire des actionnaires de la société, délibérant comme en matière de modification des présents statuts. Le rapport de conversion est de 10 actions ordinaires de catégorie II pour 1 action ordinaire de catégorie I. À l'adoption de cette résolution, le capital nominal est diminué de 11,25 EUR par 10 actions ordinaires de catégorie II ainsi converties et le montant de la diminution du capital actions nominal est affectée à la réserve de primes d'émission de la société. En outre, il est procédé à l'émission d'actions ordinaires de catégorie I supplémentaires conformément au rapport de conversion pour remplacer les actions ordinaires de catégories II ainsi converties.

Le capital autorisé de la société est fixé à 50 000 000 000 EUR, représenté par 20 000 000 000 actions ordinaires de catégorie I d'une valeur nominale d'un euro et vingt-cinq cents (1,25 EUR) chacune et 20 000 000 000 actions ordinaires de catégorie II d'une valeur nominale d'un euro et vingt-cinq cents (1,25 EUR) chacune.

Il est conféré au gérant commandité l'autorisation et le pouvoir d'émettre des actions ordinaires de catégorie I et/ou des actions ordinaires de catégorie II périodiquement en une ou plusieurs séries portant différents numéros ou lettres aux fins de leur identification.

L'autorisation accordée au gérant commandité inclut l'autorisation d'émettre des actions pour lui-même.

Il est par les présentes conféré au gérant commandité l'autorisation et le pouvoir de fixer les conditions attachées à toute souscription d'actions, et il peut, périodiquement, mettre en _uvre cette augmentation partielle ou totale à la conversion de tout bénéfice net de la société en capital et l'attribution d'actions entièrement libérées aux actionnaires au lieu de dividendes.

Le gérant commandité est également autorisé à provoquer l'émission par la société de warrants, d'obligations convertibles ou d'instruments ou obligations assimilés assortis de warrants ou droits de souscription ou l'émission de tous instruments financiers convertibles en actions aux termes et conditions fixés par le gérant commandité.

Chaque fois que le gérant commandité agit pour mettre en _uvre une telle augmentation de capital, ainsi qu'il y est autorisé, l'article 5 des statuts de la société est modifié pour refléter le résultat de cette action et le gérant commandité prend ou autorise toute personne à prendre toutes mesures nécessaires aux fins de l'enregistrement et de la publication de cette augmentation et de cette modification.

La société ne reconnaît qu'un détenteur par action ; si une action est détenue par plus d'une personne, la société a le droit de suspendre l'exercice de tous les droits attachés à cette action jusqu'à ce qu'une personne soit nommée ou désignée par les détenteurs conjoints comme le seul propriétaire à l'égard de la société.

Les actions de la société sont et restent nominatives. Les actions de sont pas certifiées, mais un certificat d'inscription nominative portant témoignage de l'enregistrement de l'actionnaire correspondant dans le registre des actionnaires de la société et du nombre d'actions qu'il détient est émis par la société à la demande de l'actionnaire.

Un registre des actionnaires est tenu au siège social de la société et, dans la mesure où le gérant commandité en décide ainsi, par un agent de transfert et agent chargé de la tenue des registres. Ce registre précise le nom de chaque actionnaire, son domicile ou l'adresse choisie aux fins de notification, le nombre d'actions qu'il détient, la catégorie des actions, les montants payés au titre de chacune de ces actions, les cessions d'actions et la date de ces cessions.

Les sommes impayées, le cas échéant, au titre d'actions émises et en circulation peuvent être appelées à tout moment à la discrétion du gérant commandité, sous réserve cependant que ces appels de fonds soient effectués au titre de toutes les actions dans les mêmes proportions et au même moment. Toute somme dont le paiement est en retard, emporte automatiquement des intérêts en faveur de la société au taux annuel de dix pour-cent (10%) ou à tout autre taux fixé par le gérant commandité périodiquement, calculés à partir de la date à laquelle le paiement est devenu exigible jusqu'à la date du paiement réel.

Article 6 - Cession d'actions

Sauf à l'occasion d'un rachat effectué en application de l'article 7, aucune cession (au sens défini ci-dessous) d'actions de la société par un associé commanditaire n'est effectuée sans que le conseil de surveillance de la société ou son délégué ait donné son accord préalable à la cession envisagée.

Si un associé commanditaire souhaite céder ou aliéner tout ou partie de ses actions dans la société ou tout ou partie des droits attachés à ces actions, de quelque manière que ce soit, dont notamment par voie de vente, donation, nantissement ou toute autre forme de charge ou autrement (une « cession »), il doit soumettre au préalable une demande écrite au conseil de surveillance ou à son délégué par lettre recommandée avec accusé de réception ou par tout autre moyen approuvé par le conseil de surveillance ou son délégué. Une telle demande d'agrément comprend le nom du cessionnaire envisagé, le prix de vente ou la contrepartie envisagés ainsi que toutes autres informations pertinentes.

La décision du conseil de surveillance sera communiquée au demandeur aussi tôt que possible après qu'elle a été prise. La décision du conseil de surveillance ou de son délégué quant à la demande doit être communiquée à l'associé commanditaire par lettre recommandée avec accusé de réception ou tout autre moyen approuvé par le gérant commandité.

Toute cession non conforme aux termes des présentes est réputée nulle et non avenue à l'égard de la société et la société ne procède à l'enregistrement d'aucun cessionnaire dans le registre des actionnaires sauf si (i) la cession à ce cessionnaire a été approuvée par écrit par le conseil de surveillance ou son délégué et (ii) le cessionnaire a signé tous les documents pertinents que le conseil de surveillance ou son délégué peuvent exiger.

Article 7 - Rachat d'actions

La société est autorisée à racheter les actions ordinaires de catégorie II ou toute série de cette catégorie à la demande du gérant commandité et avec l'accord écrit du conseil de surveillance conformément aux procédures prévues à l'article 16 des présentes. Si le rachat des actions ordinaires de catégorie II ou d'une série de cette catégorie est effectué dans le cadre ou accompagné d'une diminution du capital actions de la société, le rachat d'actions ordinaires de catégorie II ou d'une série de cette catégorie doit être approuvé par voie de résolution adoptée à la majorité des deux-tiers des actionnaires présents et votants d'une assemblée des actionnaires, avec l'accord du gérant commandité.

Sous réserve de toutes restrictions contractuelles à la cession par un détenteur stipulées dans tout contrat ou accord auquel la société ou quelconque de ses sociétés liées est partie, les actions ordinaires de catégories I et II sont rachetables pour du numéraire au choix du détenteur par la remise à la société d'une notification irrévocable d'un choix de rachat.

Nonobstant le paragraphe précédent, au choix de la société représentée par le gérant commandité, le prix de rachat payable à tout associé commanditaire qui devient associé commanditaire après le 31 mai 2001 (ou toute autre date que le conseil de surveillance fixe comme la date de prise d'effet de la transformation du groupe de sociétés Accenture en une structure sociale) (un « associé commanditaire ultérieur ») au titre de tout rachat au terme du présent article 7 peut être payé en numéraire ou en actions ordinaires de catégorie A d'Accenture Ltd et tout détenteur et la société peuvent convenir que la société peut racheter les actions ordinaires de catégorie I de ce détenteur pour toute autre contrepartie.

À la demande du gérant commandité, la société est autorisée à racheter toute action ordinaire de catégorie I ou toute série de cette catégorie détenue par tout associé commanditaire ultérieur pour des actions ordinaires de catégorie A d'Accenture Ltd si la société reçoit un avis satisfaisant d'un conseil juridique ou d'un conseiller fiscal professionnel de réputation internationale faisant état de ce qu'un tel rachat serait exempté de taxe à l'égard de cet associé commanditaire ultérieur. Si le rachat de l'action ordinaire de catégorie I est effectué dans le cadre ou accompagné d'une diminution du capital actions de la société, le rachat doit en outre doit être approuvé par voie de résolution adoptée à la majorité des deux-tiers des actionnaires présents et votants d'une assemblée des actionnaires, avec l'accord du gérant commandité.

Le prix de rachat d'une action ordinaire de catégorie I à payer en actions ordinaires de catégorie A d'Accenture Ltd est égal au rapport d'évaluation (ainsi qu'il est défini plus bas). Le prix de rachat d'une action ordinaire de catégorie I à payer en numéraire est égal au rapport d'évaluation multiplié par le cours du marché d'une action ordinaire de catégorie A d'Accenture Ltd (ainsi qu'il est défini plus bas) au jour ouvré des marchés américains suivant le jour ouvré des marchés américains auquel la société reçoit une notification de choix de rachat quant à cette action ordinaire de catégorie I.

Nonobstant toute disposition contraire, (i) aucun rachat au choix d'un associé ne peut être effectué avant la date à laquelle les actions ordinaires de catégorie A d'Accenture Ltd ont été cotées à la bourse de New York et (ii) la société peut refuser d'honorer une demande de rachat à tout moment ou pendant toute période, dont notamment, pendant ce qu'on appelle une « période de black-out » (et les actions ordinaires de catégorie I ne sont pas rachetables à ce moment ou pendant cette période), si la société décide, sur le fondement de l'avis d'un conseil juridique (qui peut être un conseil juridique interne), qu'il existe des informations substantielles non communiquées au public qui peuvent influer sur le cours moyen par action (ainsi qu'il est défini plus bas) à ce moment ou pendant cette période.

Aux fins des statuts, par jour ouvrable luxembourgeois, on entend un jour pendant lequel les banques sont normalement ouvertes dans la ville de Luxembourg, au Luxembourg.

La société peut adopter des procédures raisonnables pour la mise en ouvre des dispositions de rachat stipulées dans le présent article 7, dont notamment des procédures de remise des notifications de choix de rachat.

Article 8 - Responsabilité des associés

Les associés commanditaires ne sont responsables qu'à concurrence de leur apport au capital de la société.

La responsabilité du gérant commandité est illimitée.

Article 9 - Assemblées des actionnaires

L'assemblée générale annuelle des actionnaires se tient, conformément au droit luxembourgeois, au siège social de la société au Luxembourg, ou dans tout autre lieu du territoire du Luxembourg qui peut être précisé dans l'avis de convocation à l'assemblée, le 15 janvier à midi. Si ce jour n'est pas un jour ouvrable luxembourgeois, l'assemblée générale annuelle se tient le jour ouvrable luxembourgeois suivant.

Les autres assemblées des actionnaires peuvent, sous réserve du droit applicable, se tenir au lieu, à l'heure et à la date qui peuvent être précisés par le gérant commandité dans les avis de convocation respectifs aux assemblées.

Toutes les assemblées générales sont présidées par le gérant commandité.

Article 10 - Avis, quorum, représentation, majorité

Les périodes des avis de convocation et les règles de quorum exigés par la loi s'appliquent aux assemblées des actionnaires de la société, ainsi qu'à la tenue de ces assemblées, sauf disposition contraire des présentes.

Chaque action donne droit à une voix. Un actionnaire peut agir à toute assemblée des actionnaires en désignant une autre personne par écrit (sous la forme d'un original, ou par télécopie, câble, télégramme ou télex) que cette personne soit ou non un actionnaire, pour être son représentant.

Sauf prescription légale contraire ou disposition contraire des présents statuts, les résolutions d'une assemblée des actionnaires seront adoptées à la majorité simple des actions représentées et votant à l'assemblée, et avec l'accord du gérant commandité.

Pour les questions suivantes, un quorum composé de la moitié des actions émises et en circulation de la société est nécessaire (si et quand la loi l'exige) et un vote à la majorité des deux-tiers des actions représentées et votant à l'assemblée est nécessaire :

(i)	modification des présents statuts ;

(ii)	dissolution et liquidation de la société ;

(iii)	détermination du capital actions autorisé et autorisation accordée au gérant commandité d'augmenter le capital actions de la société dans les limites de l'autorisation ;

(iv)	diminution du capital actions de la société ; et

(v)	vente de la totalité ou de la quasi-totalité de l'actif de la société.

Pour les questions suivantes, une résolution adoptée à l'unanimité de tous les associés de la société est nécessaire :

(i)	le changement de domicile de la société (c'est-à-dire sa migration) par le changement de la nationalité de la société ; et

(ii)	l'évaluation des associés.

Les actions, généralement, votent comme une catégorie unique. Pour les questions qui n'ont un effet négatif que sur les droits des détenteurs des actions d'une catégorie d'actions particulière, un quorum (si et lorsqu'il est exigé par la loi) composé de la moitié des actions émises en circulation de la catégorie en question et un vote à la majorité des deux-tiers des actions de cette catégorie sont nécessaires, et pour ces questions uniquement les détenteurs votent comme une catégorie distincte.

Article 11 - Avis de convocation

Les assemblées des actionnaires sont convoquées par le gérant commandité ou par le conseil de surveillance, en application d'un avis de convocation stipulant l'ordre du jour, envoyé par courrier recommandé au moins huit jours avant l'assemblée à chaque actionnaire à l'adresse de l'actionnaire figurant dans le registre aux fins de notification ou, à défaut, à son domicile figurant dans le registre des actionnaires de la société ou par deux publications dans la presse luxembourgeoise et deux publications dans le journal officiel du Luxembourg (Mémorial), la première publication paraissant de telle sorte que la seconde publication soit effectuée au moins huit jours avant l'assemblée et qu'il existe un intervalle d'au moins huit jours entre la première et la seconde publication de l'assemblée.

Si tous les actionnaires sont présents ou représentés à une assemblée des actionnaires, et s'ils déclarent qu'ils ont été informés de l'ordre du jour de l'assemblée, l'assemblée peut être tenue sans préavis.

Le gérant commandité peut fixer toutes les conditions raisonnables qui doivent être remplies par les actionnaires pour leur permettre de participer à toute assemblée des actionnaires.

Article 12 - Attributions de l'assemblée des actionnaires

Toute assemblée régulièrement constituée des actionnaires de la société représente l'ensemble des actionnaires de la société. L'assemblée des actionnaire ne peut adopter de résolution sur toute question qu'avec l'accord du gérant commandité.

Article 13 - Gérance

La société est gérée par le gérant commandité qui est l'associé responsable et qui est personnellement, conjointement et solidairement responsable avec la société de tout passif qui ne peut pas être réglé sur l'actif de la société.

Le gérant commandité est investi des pouvoirs les plus étendus pour exécuter tous actes d'administration et de disposition dans l'intérêt de la société qui ne sont pas expressément réservés par la loi ou les présents statuts à l'assemblée des actionnaires ou au conseil de surveillance.

Le gérant commandité a le pouvoir exclusif d'engager et de diriger des poursuites judiciaires et de négocier, régler à l'amiable et transiger sur des litiges pour le compte de la société, et il peut déléguer ce pouvoir à toutes autres personnes ou tous autres comités qu'il peut désigner, sous réserve que le conseil de surveillance ait approuvé les personnes ou comités auxquels ce pouvoir est délégué par le gérant commandité.

Le gérant commandité a le pouvoir, pour le compte et au nom de la société, d'exercer tous les objets de la société, d'effectuer tous actes et de conclure et d'exécuter tous contrats et autres engagements qu'il peut juger nécessaires, souhaitables, utiles ou accessoires à ces objets. Sauf stipulation contraire expresse, le gérant commandité dispose des pleins pouvoirs discrétionnaires d'exercer, pour le compte de la société, tous les droits et pouvoirs nécessaires ou utiles à l'accomplissement des objets de la société.

Article 14 - Délégation de signature

La société est liée par la signature sociale du gérant commandité exprimée par les signatures individuelles ou conjointes de toutes autres personnes auxquelles ce pouvoir a été délégué par le gérant commandité, de la manière que le gérant commandité fixe à son entière discrétion, sous réserve de l'approbation par le conseil de surveillance des personnes auxquelles le gérant commandité délègue ce pouvoir.

Article 15 - Rémunération du gérant commandité ; frais

Le gérant commandité ne reçoit aucune rémunération au titre de ses services de la part de la société. Dans la plus grande mesure autorisée par la loi, mais sans préjudice du deuxième paragraphe de l'article 8, la société supporte et rembourse les coûts et frais encourus par le gérant commandité du fait de l'exécution de ses obligations et/ou des mesures prises pour le compte et/ou dans l'intérêt de la société et peut accorder toutes avances au gérant commandité au titre de ces frais et coûts (dont notamment, les pertes, dommages-intérêts et frais de défense encourus du fait de demandes ou de menaces de demandes de tiers).

Article 16 - Conseil de surveillance

Les affaires de la société et sa situation financière, dont en particulier ses livres et comptes, sont contrôlés par un conseil de surveillance composé d'au moins trois membres du conseil (ci-après, le « conseil de surveillance »).

Le conseil de surveillance est consulté par le gérant commandité sur les questions que le gérant commandité peut fixer, et il autorise toutes actions du gérant commandité qui peuvent, en application de la loi ou des présents statuts, dépasser le champ des pouvoirs du gérant commandité.

Le conseil de surveillance approuve les personnes désignées périodiquement par le gérant commandité pour exercer les pouvoirs du gérant commandité quant à la gestion de la société, et le gérant commandité n'agit que par l'intermédiaire de ces personnes.

Le conseil de surveillance est élu par un vote à la majorité simple de l'assemblée générale des actionnaires pour une période maximale de six ans, qui est renouvelable.

L'assemblée générale des actionnaires fixe la rémunération du conseil de surveillance, le cas échéant.

Le conseil de surveillance est convoqué par son président (ainsi qu'il est nommé par le conseil de surveillance parmi ses membres) ou par le gérant commandité.

Un avis de convocation écrit sera remis à tous les membres du conseil de surveillance au moins huit jours avant la tenue de la réunion du conseil, sauf en cas d'urgence, auquel cas la nature de l'urgence est précisée dans l'avis de convocation. Il peut être renoncé à cet avis de convocation par l'accord écrit, sous la forme d'un original ou par câble, télégramme, télécopie ou télex, de chaque membre. Un avis de convocation distinct n'est pas nécessaire pour les réunions individuelles tenues au lieu, à la date et à l'heure prescrits dans un document adopté précédemment par voie de résolution du conseil de surveillance. Si tous les membres du conseil de surveillance sont présents ou représentés à une réunion du conseil de surveillance, et s'ils déclarent qu'ils ont été informés de l'ordre du jour de la réunion, la réunion peut être tenue sans préavis.

Tout membre peut agir à toute réunion du conseil de surveillance en désignant par écrit, sous la forme d'un original ou par câble, télégramme, télécopie, télex ou toute autre communication électronique, un autre membre pour le représenter.

Le conseil de surveillance ne peut délibérer ou agir valablement que si au moins la majorité de ses membres est présente ou représentée. Les résolutions adoptées à la majorité des voix des membres présents ou représenté à la réunion sont approuvées. Les résolutions peuvent également être adoptées sous la forme d'un ou de plusieurs instruments signés par tous les membres.

Aucun membre du conseil de surveillance n'est responsable au titre de toute faute, tout manquement ou tout défaut de sa part à l'égard de la société et chaque membre du conseil de surveillance est indemnisé sur les fonds de la société de toutes responsabilités, pertes, dommages-intérêts ou frais encourus du fait de l'exécution ou de la décharge réelle ou alléguée de ses obligations ou de l'exercice de ses pouvoirs ou de toute autre manière dans le cadre de ses fonctions, sous réserve que cette exonération de responsabilité et cette indemnité ne s'étendent pas à toute question qui les rendrait nulles en application du droits luxembourgeois.

Article 17 - Exercice - comptes

L'exercice de la société commence le 1er septembre et finit le 31 août de chaque année.

Les comptes de la société sont tenus en euros et/ou en dollars des États-Unis ou dans toute autre devise fongible que décide le gérant commandité.

Article 18 - Affectation des bénéfices

Cinq pour-cent (5%) des bénéfices annuels de la société sont affectés à la réserve légale, ainsi que la loi l'exige. Cette affectation cesse d'être nécessaire dès que la réserve légale atteint dix pour-cent (10%) du capital actions nominal émis de la société exposé à l'article 5 des présentes, tel qu'il est diminué ou augmenté périodiquement.

Le gérant commandité fixe la manière dont il est disposé des bénéfices nets annuels, et décide de verser des dividendes périodiquement, de la manière qu'il juge, à son entière discrétion, la mieux correspondre à l'objet social et à la politique de la société. Une assemblée générale des actionnaires doit approuver la décision du gérant commandité de verser des dividendes ainsi que de l'affectation des bénéfices proposée par le gérant commandité.

Chaque actionnaire dispose des droits à dividendes correspondants à sa participation. Chaque action ordinaire de catégorie II donne droit à son détenteur à recevoir un dividende égal à 10 % de tout dividende auquel une action ordinaire de catégorie I donne droit à son détenteur, en numéraire ou en nature.

Les dividendes peuvent être payés en euros ou en dollars des États-Unis ou dans toute autre devise que le gérant commandité décide et ils peuvent être payés aux lieux et aux dates que le gérant commandité décide.

Le gérant commandité peut décider de payer des dividendes provisoires aux conditions et dans les limites prévues par la loi.

Article 19 - Dissolution et liquidation

La société peut être dissoute volontairement par voie de résolution adoptée à une assemblée générale des actionnaires avec l'accord du gérant commandité.

La liquidation est exécutée par un ou plusieurs liquidateurs (qui peuvent être des personnes physiques ou morales) désignés par une assemblée générale des actionnaires qui fixe également leurs pouvoirs et leur rémunération.

Chaque détenteur d'actions de la société a droit (dans la mesure de la suffisance des fonds ou de l'actif disponibles) au remboursement du montant du capital actions nominal correspondant à sa participation en actions. Les produits de la liquidation (le cas échéant), dont le remboursement du capital actions nominal, sont payés de telle sorte que chaque action ordinaire de catégorie II donne droit à son détenteur à recevoir un paiement à la liquidation égal à 10 % de tout paiement à la liquidation auquel une action ordinaire de catégorie I donne droit à son détenteur.

Article 20 - Modifications

Les présents statuts peuvent être modifiés périodiquement par une assemblée générale des actionnaires, sous réserve des exigences de quorum et de majorité prévues par les lois du Luxembourg et sous réserve de l'accord du gérant commandité.

Article 21 - Questions fiscales

Le gérant commandité peut, à son entière et exclusive discrétion, faire tous choix fiscaux pour la société, sous réserve que le gérant commandité décide raisonnablement que tout choix de la sorte n'aura aucune incidence négative sur les actionnaires.

Article 22 - Droit applicable

Toutes les questions qui ne sont pas régies par les présents statuts sont fixées par l'application des dispositions du droit luxembourgeois, et notamment, de la loi.

Article 23 - Définitions

Le « cours moyen par action » à toute date donnée est égal à la moyenne des cours de vente le plus élevé et le plus faible des actions ordinaires de catégorie A d'Accenture Ltd, tels qu'ils sont signalés à la bourse de New York (ou si les actions ordinaires de catégorie A d'Accenture Ltd ne sont pas cotées ou admises à l'échange à la bourse de New York, à la bourse américaine, ou si les actions ordinaires de catégorie A d'Accenture Ltd ne sont pas cotées ou admises à l'échange à la bourse américaine, au marché national Nasdaq, ou si les actions ordinaires de catégorie A d'Accenture Ltd ne sont pas cotées ou admises à l'échange au marché national Nasdaq, au marché hors cote tel qu'il est offert par toute société membre de la bourse de New York et reconnue au plan national, sélectionnée par Accenture Ltd à cette fin), net des frais de courtage et des frais d'opération similaires fixés pour la société et par la société.

Le « cours de marché d'une action ordinaire de catégorie A d'Accenture Ltd » à toute date donnée est égal au prix moyen par action de cette date sauf si Accenture Ltd vend (c'est-à-dire la date d'opération) une partie de ses actions ordinaires de catégorie A à cette date pour du numéraire, autrement que dans le cadre d'une opération avec tout employé ou toute société liée et autrement qu'en application d'une obligation antérieure ; auquel cas le « cours de marché d'une action ordinaire de catégorie A d'Accenture Ltd » de cette date est égal à la moyenne pondérée du cours de vente par action net des frais de courtage et frais similaires.

Le « rapport d'évaluation » est à tout moment égal à 1,00, sous réserve que le rapport d'évaluation soit sous réserve d'un ajustement périodique en application des dispositions suivantes du présent article 23 Si à tout moment :

(i)	Accenture Ltd acquiert ou détient autrement un montant d'actif supérieur à un montant de miminis autre que :

	(A)	sa participation dans la société,

	(B)	tout intérêt direct ou indirect dans ses propres actions (sous réserve que ces actions ne soient pas traitées comme actif d'Accenture Ltd sur un bilan consolidé d'Accenture Ltd préparé conformément aux principes comptables généralement admis aux États-Unis d'Amérique) ou

	(C)	tout actif qu'elle détient uniquement à titre provisoire avant d'apporter ou de prêter cet actif à la société (sous réserve que tout actif de la sorte détenu provisoirement soit ainsi apporté ou prêté avant la fin du trimestre en cours de l'exercice d'Accenture Ltd),

	(ii)	Accenture Ltd encourt ou est responsable un montant de passif supérieur à un montant de miminis qu'un passif dont elle répond au titre d'un passif correspondant de la société ou

	(iii)	les circonstances en exigent autrement, alors

(1)	le gérant commandité informe sans délai le conseil de surveillance et les membres du conseil de surveillance qui sont également associés commanditaires (en cette qualité, le « comité des associés commanditaires ») de ce fait,

(2)	le gérant commandité communique au comité des associés commanditaires toutes autres informations, dont les informations ou états financiers, que le comité des associés commanditaires peut raisonnablement demander en rapport avec les décisions envisagées par l'alinéa (3) suivant de la présente phrase et

(3)	le gérant commandité et le comité des associés commanditaires mettent en _uvre tous les moyens possibles pour :

	(x)	déterminer sans délai si un ajustement du rapport d'évaluation est nécessaire pour refléter les valeurs justes de marché relatives d'une action ordinaire de catégorie A d'Accenture Ltd et d'une action ordinaire de catégorie I et

	(y)	si un tel ajustement est nécessaire, déterminer sans délai une méthode d'ajustement équitable du rapport d'évaluation (fondée sur les états financiers d'Accenture Ltd ou autrement, et si cette méthode ne concerne qu'un seul ajustement ou des ajustements récurrents).

Si le gérant commandité et le comité des associés commanditaires décident qu'un ajustement du rapport d'évaluation est nécessaire, et déterminent une méthode d'ajustement équitable du rapport d'évaluation, alors le rapport d'évaluation est ajusté au moyen de cette méthode. S'il n'est parvenu à aucun accord rapide (mais dans tous les cas dans un délai de 45 jours) entre le gérant commandité et le comité des associés commanditaires quant à la nécessité ou non d'un tel ajustement ou la détermination d'une méthode d'ajustement équitable, alors le gérant commandité et le comité des associés commanditaires choisissent un arbitre indépendant (qui peut être une grande banque d'investissement) qui est un expert reconnu dans le domaine de l'évaluation des société (x) pour décider si un ajustement du rapport d'évaluation est nécessaire pour refléter les justes valeurs de marché relatives d'une action ordinaire de catégorie A d'Accenture Ltd et d'une action ordinaire de catégorie I et (y) si un tel ajustement est nécessaire, pour déterminer une méthode d'ajustement équitable du rapport d'évaluation (sur le fondement des états financiers d'Accenture Ltd ou autrement et si cette méthode ne concerne qu'un seul ajustement ou des ajustement récurrents). Si l'arbitre décide qu'un ajustement du rapport d'évaluation est ainsi nécessaire et détermine une méthode d'ajustement équitable du rapport d'évaluation, alors le rapport d'évaluation est ajusté au moyen cette méthode.

Si Accenture Ltd:

(i)	paie un dividende ou effectue une distribution sur ses actions ordinaires de catégorie A d'Accenture Ltd en actions ordinaires de catégorie A d'Accenture Ltd,

(ii)	sous-divise ses actions ordinaires de catégorie A d'Accenture Ltd en circulation en un plus grand nombre d'actions,

(iii)	réunit ses actions ordinaires de catégorie A d'Accenture Ltd en circulation en un plus petit nombre d'actions,

(iv)	effectue une distribution sur ses actions ordinaires de catégorie A d'Accenture Ltd en actions de son capital actions autres que des actions ordinaires de catégorie A d'Accenture Ltd ou

(v)	émet, par voie de nouvelle classification de ses actions ordinaires de catégorie A d'Accenture Ltd, toutes actions de son capital actions,

alors, le rapport d'évaluation en effet immédiatement avant une telle mesure est ajusté de telle sorte que les détenteurs d'actions ordinaires de catégorie I rachetées par la suite puissent recevoir le prix de rachat ou le nombre d'actions dans le capital actions d'Accenture Ltd, selon le cas, dont ils auraient été propriétaires immédiatement après une telle mesure si ces actions avaient été rachetées immédiatement avant cette mesure (après avoir tenu compte de toute mesure correspondante prise par la société).

Dans le cas de toute association, fusion, restructuration, recapitalisation d'activité ou de toute autre opération extraordinaire impliquant directement ou indirectement Accenture Ltd ou quelconque de ses titres ou actifs, en conséquence de quoi les détenteurs d'actions ordinaires de catégorie A d'Accenture Ltd détiennent des titres assortis de droits de vote dans une société autre qu'Accenture Ltd, les termes « actions ordinaires de catégorie A d'Accenture Ltd » et « Accenture Ltd » feront référence aux titres assortis de droits de vote représentant auparavant ou distribués respectivement au titre d'actions ordinaires de catégorie A d'Accenture Ltd ou de cette société.

PREVAILING VERSION - VERSION PREPONDERANTE

The present Articles of Association are worded in English followed by a French translation.
In case of discrepancy between the English and the French text, the English version will prevail.

Les présents statuts sont rédigés en langue anglaise suivi d'une version française. En cas de divergences entre le texte anglais et le texte français, le texte anglais fera foi.

POUR COPIE CONFORME DES STATUTS,
COORDONNES à LA DATE DU 1er juin 2001.
Signé à Luxembourg, ce
TRUE CERTIFIED COPY OF THE UPDATED ARTICLES OF ASSOCIATION
as at June 1st , 2001.
Undersigned in Luxembourg, this